Exhibit 11.1

SCHEDULE 2 – CORPORATE CODE OF CONDUCT

1.	PURPOSE

The purpose of this Code of Conduct is to provide a framework for decisions and actions in relation to ethical conduct in employment. It underpins the Company’s commitment to integrity and fair dealing in its business affairs and to a duty of care to all employees, clients and stakeholders. The document sets out the principles covering appropriate conduct in a variety of contexts and outlines the minimum standard of behaviour expected from employees.

2.	VALUES

2.1	Identity

(a) Founded in 2022 Braiin Limited provides actionable, intelligent solutions through market leading technologies in robotics and drones, IoT and wireless and Blockchain and AI/ML.

2.2	Purpose

(a) Our primary objective is to deliver maximum shareholder value through profitable growth and the development of stable and sustainable projects whilst acting lawfully, ethically and responsibly.

(b) The Company will pursue operational and commercial excellence by using best practice approaches in our decision-making process focusing on continuous development, accountability and teamwork in all aspects of our business. A key attribute to this approach is maintaining responsible long-term management.

(c) In order to achieve these goals, we will ensure our employees and business partners have the appropriate skills and resources to perform their work effectively and efficiently and that all stakeholders (including investors, customers, suppliers and regulators) are aware of the Company’s values and our intention to uphold them. We will foster an open and supportive environment in all activities and relationships, and make sure that our senior executives demonstrate and reinforce our values in all aspects of our business and in all interactions with staff.

(d) We believe that our pursuit of these goals will cement a positive reputation for the Company in the community as a reliable, responsible and ethical organisation.

2.3	Commitment to values

(a) The Company and its subsidiary companies (if any) are committed to conducting all of its business activities in accordance with the above stated values. The Board will ensure that all employees are given appropriate training on the Company’s values and senior executives will continually demonstrate and reinforce such values in all interactions with staff.

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3.	ACCOUNTABILITIES

3.1	Managers and Supervisors

Managers and supervisors are responsible and accountable for:

(a) undertaking their duties and behaving in a manner that is consistent with the provisions of the Code of Conduct;

(b) the effective implementation, promotion and support of the Code of Conduct in their areas of responsibility; and

(c) ensuring employees under their control understand and follow the provisions outlined in the Code of Conduct and receive appropriate training in respect of the Code of Conduct.

3.2	Employees

All employees are responsible for:

(a) understanding and complying with the Code of Conduct. To this end, regular and appropriate training on how to comply with this Code of Conduct will be provided to all employees;

(b) undertaking their duties in a manner that is consistent with the provisions of the Code of Conduct;

(c) reporting suspected corrupt conduct in accordance with the Company’s Whistleblower Protection Policy and Anti-Bribery and Anti-Corruption Policy; and

(d) reporting any departure from the Code of Conduct by themselves or others.

4.	PERSONAL AND PROFESSIONAL BEHAVIOUR

When carrying out your duties, you should:

(a) behave honestly and with integrity and report other employees who are behaving dishonestly;

(b) treat fellow employees with respect and not engage in bullying, harassment or discrimination;

(c) disclose and deal appropriately with any conflicts between your personal interests and your duty as a director, senior executive or employee (as applicable);

(d) not take advantage of the property or information of the Company or its customers for personal gain or to cause detriment to the Company or its customers;

(e) not take advantage of your position for the opportunities arising therefrom for personal gain;

(f) carry out your work with integrity and to a high standard and in particular, commit to the Company’s policy of producing quality goods and services;

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(g) operate within the law at all times;

(h) act in the best interests of the Company;

(i) follow the policies of the Company and adhere to the Company’s values; and

(j) act in an appropriate business-like manner when representing the Company in public forums and deal with customers and suppliers fairly.

5.	CONFLICT OF INTEREST

Potential for conflict of interest arises when it is likely that you could be influenced, or it could be perceived that you are influenced, by a personal interest when carrying out your duties. Conflicts of interest that lead to biased decision making may constitute corrupt conduct.

(a) Some situations that may give rise to a conflict of interest include situations where you have:

(i)	financial interests in a matter the Company deals with or you are aware that your friends or relatives have a financial interest in the matter;
(ii)	directorships/management of outside organisations;
(iii)	membership of boards of outside organisations;
(iv)	personal relationships with people the Company is dealing with which go beyond the level of a professional working relationship;
(v)	secondary employment, business, commercial, or other activities outside of the workplace which impacts on your duty and obligations to the Company;
(vi)	access to information that can be used for personal gain; and
(vii)	offer of an inducement.

(b) You may often be the only person aware of the potential for conflict. It is your responsibility to avoid any conflict from arising that could compromise your ability to perform your duties impartially. You must report any potential or actual conflicts of interest to your manager.

(c) If you are uncertain whether a conflict exists, you should discuss that matter with your manager and attempt to resolve any conflicts that may exist.

(d) You must comply with the Company’s Anti-Bribery and Anti-Corruption Policy at all times. You must not submit or accept any bribe, or other improper inducement. Any such inducements are to be reported to your manager.

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6.	INFORMATION SYSTEMS, DEVICES AND SOCIAL MEDIA/NETWORKING

6.1	Information Systems

Email, the internet, facsimile, telephones and other information systems must be used appropriately so as to maintain and not put at risk the integrity of the Company’s information systems. Divisions and business units have policies in place to manage risks associated with information technology systems and their use.

Employees must comply with the requirements of those policies at all times.

6.2	Bring Your Own Devices

Employees linking personal devices to the Company’s information systems must ensure they first obtain appropriate authorisation and use such devices in accordance with all relevant divisional/business unit policies.

6.3	Social Media/Networking

Employees must ensure that they use any social media and networking sites in accordance with the requirements of the Code of Conduct and relevant policies.

7.	PUBLIC AND MEDIA COMMENT

(a) Individuals have a right to give their opinions on political and social issues in their private capacity as members of the community.

(b) Employees must not make official comment on matters relating to the Company unless they are:

(i)	authorised to do so by the Chief Executive Officer/Managing Director; or

(ii)	giving evidence in court; or

(iii)	otherwise authorised or required to by law.

(c) Employees must not release unpublished or privileged information unless they have the authority to do so from the Chief Executive Officer/Managing Director.

(d) The above restrictions apply except where prohibited by law, for example in relation to “whistleblowing”. Employees should refer to the Company’s Whistleblower Protection Policy for further information.

8.	USE OF COMPANY RESOURCES

Requests to use Company resources outside core business time should be referred to management for approval.

If employees are authorised to use Company resources outside core business times, they must take responsibility for maintaining, replacing, and safeguarding the resources and following any special directions or conditions that apply.

Employees using Company resources without obtaining prior approval could face disciplinary and/or criminal action. Company resources are not to be used for any private commercial purposes.

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9.	SECURITY OF INFORMATION

Employees are to make sure that confidential and sensitive information cannot be accessed by unauthorised persons. Sensitive material should be securely stored overnight or when unattended. Employees must ensure that confidential information is only disclosed or discussed with people who are authorised to have access to it. It is considered a serious act of misconduct to deliberately release confidential documents or information to unauthorised persons, and may incur disciplinary action.

10.	INTELLECTUAL PROPERTY/COPYRIGHT

Intellectual property includes the rights relating to scientific discoveries, industrial designs, trademarks, service marks, commercial names and designations, and inventions and is valuable to the Company.

The Company is the owner of intellectual property created by employees in the course of their employment unless a specific prior agreement has been made. Employees must obtain written permission to use any such intellectual property from the Company Secretary/Chairman of the Board before making any use of that property for purposes other than as required in their role as employee.

11.	DISCRIMINATION AND HARASSMENT

Employees must not harass, discriminate, or support others who harass and discriminate against colleagues or members of the public on the grounds of gender, marital or family status, sexual orientation, gender identity, age, disabilities, ethnicity, religious beliefs, cultural background, socio-economic background, perspective or experience.

Such harassment or discrimination may constitute an offence under legislation. The Company’s executives should understand and apply the principles of equal employment opportunity.

12.	CORRUPT CONDUCT

Employees must comply with the Company’s Anti-Bribery and Anti-Corruption Policy at all times.

Corrupt conduct involves the dishonest or partial use of power or position which results in one person/group being advantaged over another. Corruption can take many forms including, but not limited to:

(a) official misconduct;

(b) bribery and blackmail;

(c) unauthorised use of confidential information;

(d) fraud; and

(e) theft.

Corrupt conduct will not be tolerated by the Company. Disciplinary action up to and including dismissal will be taken in the event of any employee participating in corrupt conduct.

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Employees should refer to the Company’s Whistleblower Protection Policy in respect of reporting corrupt conduct, conduct in breach of any of the Company’s policies or its Code of Conduct.

13.	OCCUPATIONAL HEALTH AND SAFETY

It is the responsibility of all employees to act in accordance with the occupational health and safety legislation, regulations and policies applicable to their respective organisations and to use security and safety equipment provided.

Specifically, all employees are responsible for safety in their work area by:

(a) following the safety and security directives of management;

(b) advising management of areas where there is a potential problem in safety and reporting suspicious occurrences; and

(c) minimising risks in the workplace.

14.	LEGISLATION

It is essential that all employees comply with the laws and regulations of the countries in which we operate. Violations of such laws may have serious consequences for the Company and any individuals concerned. Any known violation must be reported immediately to management.

15.	FAIR DEALING

The Company aims to succeed through fair and honest competition and not through unethical or illegal business practices. Each employee should endeavour to deal fairly with the Company’s suppliers, customers and other employees.

16.	INSIDER TRADING

All employees must observe the Company’s “Trading Policy”. In conjunction with the legal prohibition on dealing in the Company’s securities when in possession of unpublished price sensitive information, the Company has established specific time periods when Directors, management and employees are only permitted to buy and sell the Company’s securities.

17.	RESPONSIBILITIES TO INVESTORS

The Company strives for full, fair and accurate disclosure of financial and other information on a timely basis.

18.	BREACHES OF THE CODE OF CONDUCT

Material breaches of this Code of Conduct must be reported to the Board or a committee of the Board.

Breaches of this Code of Conduct may lead to disciplinary action. The process for disciplinary action is outlined in Company policies and guidelines, relevant industrial awards and agreements.

Employees should note that breaches of certain sections of this Code of Conduct may also be punishable under legislation.

19.	REPORTING MATTERS OF CONCERN

Employees are encouraged to raise any matters of concern in good faith with the head of their business unit or with the Company Secretary/Group Legal Counsel, without fear of retribution and in compliance with the Company’s Whistleblower Protection Policy.

20.	MONITORING AND REVIEW

(a) The Board will monitor the content, effectiveness and implementation of this Code of Conduct on a regular basis. Any updates or improvements identified will be addressed as soon as possible.

(b) Employees are invited to comment on the Code of Conduct and suggest ways in which it might be improved. Suggestions and queries should be addressed to the Board.

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